UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2024

EYENOVIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38365	47-1178401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 Madison Avenue, Suite 2400, New York, NY 10017

(Address of Principal Executive Offices, and Zip Code)

(833) 393-6684

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Common stock, par value $0.0001 per share	EYEN	The Nasdaq Stock Market (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of John Gandolfo as Chief Financial Officer

Effective August 30, 2024, John Gandolfo retired from his positions as Chief Financial Officer, Treasurer and Secretary of Eyenovia, Inc. (the “Company”). To help ensure a smooth transition of his responsibilities to his successor, Mr. Gandolfo will serve as an employee of the Company until November 30, 2024, and will continue to be compensated for his services pursuant to the Employment Agreement dated February 15, 2019, as amended on March 10, 2022.

Appointment of Andrew D. Jones as Chief Financial Officer

Also, effective August 30, 2024, the Board of Directors of the Company (the “Board”) appointed Andrew D. Jones to the positions of Chief Financial Officer, Treasurer and Secretary of the Company.

Mr. Jones (age 54) served as the Chief Executive Officer and Treasurer of NovaBay Pharmaceuticals, Inc. (NYSE: NBY; “NovaBay”), an ophthalmic commercial stage company, from May 2020 to February 2023. Prior to joining NovaBay, Mr. Jones served as the Vice President of Finance of MyoScience, Inc., a commercial stage company that produced pain management devices, from July 2017 until its acquisition by Pacira BioSciences, Inc. (Nasdaq: PCRX) in August 2019, during which time he was responsible for all financial, accounting, investor relations and risk management functions as well as leading debt and equity fundraising. Mr. Jones previously served as Controller for various public and private life sciences companies including Armetheon, Inc. (May 2015 to July 2017), Asante Solutions, Inc. (October 2014 to May 2015) and Genelabs Technologies, Inc. (then, Nasdaq: GNLB) (2005 to 2009) and began his career with PricewaterhouseCoopers. Mr. Jones received a B.S. degree in Business Administration from the University of Washington in Seattle.

There are no arrangements or understandings between Mr. Jones and any other persons pursuant to which he was appointed as Chief Financial Officer, Treasurer and Secretary of the Company, and there is no family relationship between Mr. Jones and any director or executive officer of the Company. There are no transactions between the Company and Mr. Jones that are disclosable pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as Chief Financial Officer, Treasurer and Secretary, Mr. Jones entered into an executive employment agreement with the Company (the “Employment Agreement”). Pursuant to the Employment Agreement, the Company will pay Mr. Jones an initial salary of $440,000. Mr. Jones will be eligible for a cash bonus based on performance metrics to be determined by the Compensation Committee of the Board, with an initial target of 40% of his annual base salary. Mr. Jones will also receive an inducement equity award consisting of options to purchase 200,000 shares of the Company’s common stock, which will vest in four equal installments on the first, second, third and fourth anniversaries of the grant date, subject to Mr. Jones’ continued service to the Company on the applicable vesting dates. The stock options will be granted in accordance with Nasdaq Listing Rule 5635(c)(4).

Mr. Jones’ employment is “at will” and has no set term. If Mr. Jones’ employment is terminated by the Company without cause or if he suffers an Involuntary Termination (as defined in the Employment Agreement; such a termination, a “qualifying termination”), Mr. Jones will be entitled to receive (i) 12 months of his then-current annual base salary, less applicable withholdings and (ii) continuation of up to 12 months of group health insurance benefits for Mr. Jones, his spouse and his dependents. In the event of a qualifying termination within 12 months following any change in control of the Company, Mr. Jones would be eligible for similar benefits.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 3, 2024, the Company issued a press release announcing the resignation of Mr. Gandolfo from his position as Chief Financial Officer and the appointment of Mr. Jones as Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Executive Employment Agreement by and between Eyenovia, Inc. and Andrew D. Jones, dated as of August 30, 2024.
99.1	Press release dated September 3, 2024.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYENOVIA, INC.

Dated: September 3, 2024	By:	/s/ Michael Rowe
Michael Rowe
Chief Executive Officer